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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE
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SAFLINK PRESS CONTACT:                SAFLINK COMPANY CONTACT:
S&S Public Relations                  SAFLINK Corporation
Steve Simon                           Glenn Argenbright, Chief Executive Officer
(800) 287-2279, ext. 237              (425) 278-1100
steve1@sspr.com                       gargenbright@saflink.com
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                 COURT REDUCES JUDGEMENT AGAINST SAFLINK CORP.

BELLEVUE, WA - (April 2, 2002) - SAFLINK Corporation (OTCBB: SFLK) announced today that the proposed judgment against the Company was modified in the case brought by International Interest Group, Inc. (IIG). On January 28, 2002, a jury rendered a verdict against the Company for $150,000 in compensatory damages and $1.5 million in punitive damages. On March 19, 2002, the Court conditionally granted a new trial on the issue of punitive damages and reduced the amount of punitive damages from $1.5 million to $300,000, to which IIG has consented. Accordingly, the Company has been informed that judgment will be entered in the amount of $450,000, subject to the parties' rights to appeal and the parties' claims in post-trial proceedings for attorneys' fees, costs, and interest.

"We believe that the court acted appropriately in reducing the judgment, and will be pleased to see this matter resolved."
                 Glenn Argenbright, Chief Executive Officer, Saflink Corporation

About SAFLINK
SAFLINK Corporation, based in Bellevue, Washington, brings "The Power of Biometric Authentication(TM)'' solutions to workstations and enterprise networks through biometrics. The Company provides cost-effective multi-biometric software solutions to verify individual identity, to protect business and personal information, and to replace passwords and PINs in order to safeguard and simplify access to electronic systems and enable new online services for customers. Further information is available through the Company's web site at www.saflink.com.
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NOTE: "SAFLINK", "SAFmodule", and "The Power of Biometric Authentication" are
trademarks of SAFLINK Corporation.

This release contains information about management's view of the Company's future expectations, plans and prospects that constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by these forward-looking statements as a result of a variety of factors including, but not limited to, risks and uncertainties associated with the Company's financial condition, its ability to sell its products, its ability to compete with competitors, and the growth of the biometrics market as well as other factors that are discussed in the Company's 424(b)(3) Prospectus filed with the SEC December 14, 2001, as supplemented, and in its Annual Report on Form 10-K, as well as other documents periodically filed with the Securities and Exchange Commission.